Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-10

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI CLOSES ON $90 MILLION SENIOR CREDIT FACILITY

CARENCRO, LA – April 24, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) (“OMNI” or the “Company”) today announced that it has closed a $90 million Senior Bank Credit Facility with Fifth Third Bank, which replaces in its entirety its existing $64 million credit facility. The new facility consists of a $50 million term facility supplemented by an additional $15 million term tranche available for future acquisitions and a $25 million revolving credit facility.

In making the announcement, Ronald Mogel, Senior Vice President and Chief Financial Officer of OMNI, said, “We are very pleased with the terms of our new credit facility, which reflects the strong and consistent cash flow generating capabilities of our operating units, our continued balance sheet improvements, and our sound financial statements.”

Mr. Mogel continued, “Pricing for the new facility is competitive and offers improved terms as compared to our previous facility, reflecting our consistent ability to perform financially. This facility should allow us to expand our capital base and should have a positive effect on per share earnings enabling us to continue to grow through attractive acquisitions as we transition through the current fiscal year and beyond.”

Brian Recatto, Chief Operating Officer of OMNI, commented, “The new credit facility will give us added flexibility in financing and growing our existing operations, and will provide us more capacity to continue to expand through strategic acquisitions. It is gratifying that a well-regarded bank like Fifth Third has shown the confidence in OMNI to extend this new credit facility during this current period of credit uneasiness throughout the United States.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the United States of America and the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s seismic services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones. OMNI’s environmental, leasing, transportation and other services provide important support to oil and gas companies operating in south Louisiana, east Texas (including the Barnett Shale region), the Rocky Mountains and the Gulf of Mexico.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with potential interest rate changes under the Senior Bank Credit Facility, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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